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                      January 24, 2022

       Charles H. Robbins
       Chair and Chief Executive Officer
       Cisco Systems, Inc.
       170 West Tasman Drive
       San Jose, California

                                                        Re: Cisco Systems, Inc.
                                                            Form 10-K for
Fiscal Year Ended July 31, 2021
                                                            File No. 001-39940

       Dear Mr. Robbins:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology
       cc:                                              Evan Sloves, Esq.